Exhibit 99.1

bioAffinity Technologies Appoints Nationally Recognized Pulmonary and Lung Cancer Authorities to its Medical and Scientific Advisory Board

Advisory Board provides independent guidance on strategic priorities, including growing adoption of the Company’s noninvasive CyPath® Lung diagnostic test

SAN ANTONIO, TX – February 9, 2026 – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on noninvasive diagnostics and early cancer detection, today announced new appointments to its Medical and Scientific Advisory Board, welcoming David Ost, MD, MPH, University of Texas MD Anderson Cancer Center, Daniel Sterman, MD, New York University Langone Medical Center, and J. Scott Ferguson, MD, University of Wisconsin School of Medicine and Public Health, to its panel of recognized leaders in the field.

The appointments reflect a planned expansion of the Company’s Medical and Scientific Advisory Board to ensure alignment with bioAffinity’s current clinical, scientific, and commercial priorities, including the ongoing integration of CyPath® Lung, a noninvasive diagnostic test for lung cancer, into the standard of care for indeterminate pulmonary nodules.

Drs. Ost, Sterman and Ferguson join current board members David Hill, MD, Chair of the American Lung Association Board of Directors, Neil Alexis, PhD, Principal Investigator at the University of North Carolina School of Medicine Center for Environmental Medicine, Asthma and Lung Biology, Sheila Habib, MD, Director of the Pulmonary Lung Nodule Clinic and the Lung Cancer Screening Program at South Texas Veterans Health Care Systems, Audie L. Murphy Memorial Veterans Hospital, and Sandeep Bansal, MD, Medical Director of Lung Innovations Network.

“Our Medical and Scientific Advisory Board’s extensive experience in real-world pulmonary practice and lung health supports our corporate and clinical mission to improve outcomes for patients by detecting lung cancer at the earliest stages when it is most treatable and survivable,” said Gordon Downie, MD, PhD, bioAffinity Technologies Chief Medical Officer. “Lung cancer is still the leading cause of cancer-related deaths, and our focus remains on patient care, and how our CyPath® Lung diagnostic test can best inform clinicians and change the course of lung cancer diagnosis and treatment.”

Dr. Ost, a recognized leader in interventional pulmonology, thoracic oncology and critical care, currently serves as Professor of Medicine and Chief of Pulmonary, Critical Care, and Sleep Medicine at MD Anderson Cancer Center. His work focuses on improving lung cancer diagnosis, staging and treatment.

Dr. Sterman, Professor of Medicine and Chief of the Division of Pulmonary, Critical Care, and Sleep Medicine at NYU Langone Health, is recognized for his pioneering work in interventional pulmonology. His research is focused on using gene therapy and immunotherapy to treat lung cancer and mesothelioma and improve and prolong the quality of patients’ lives.

Dr. Ferguson, Professor of Medicine and Director of Interventional Pulmonology at the University of Wisconsin School of Medicine and Public Health, specializes in treating complex lung conditions. He is recognized for his advanced diagnostic techniques for lung cancer, thoracic oncology and therapeutic bronchoscopy.

“These appointments strengthen our panel of clinical and scientific leaders helping to guide our work as we continue to advance CyPath® Lung as a vital diagnostic tool to detect lung cancer at an early stage in high-risk patients,” said Maria Zannes, President and CEO of bioAffinity Technologies. “Drs. Ost, Sterman, and Ferguson are nationally recognized leaders in pulmonary medicine and lung cancer care. Their advice and counsel will be instrumental as we focus on clinical implementation and broader adoption of our diagnostic platform.”

About CyPath® Lung

CyPath® Lung by bioAffinity Technologies is a noninvasive test designed to improve the early detection of lung cancer in patients at high risk for the disease. CyPath® Lung uses advanced flow cytometry and proprietary artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small indeterminate lung nodules less than 20 millimeters.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the contributions of Drs. Ost, Sterman and Ferguson to the Company and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

bioAffinity Technologies

Julie Anne Overton

Director of Communications

investors@bioaffinitytech.com